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Exhibit 99.3

Consent of Lehman Brothers Inc.

        We hereby consent to (i) the inclusion of the materials included in presentations by the management of FairPoint Communications, Inc. to the Board of Directors of FairPoint Communications, Inc. on January 10, 2007 and January 14, 2007 as Annexes C-1 and C-2 to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm in such Proxy Statement/Prospectus under the captions entitled "The Merger—Background of the Merger" and "The Merger—Materials Provided to FairPoint's Board of Directors on January 10, 2007 and January 14, 2007." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the Rules.

LEHMAN BROTHERS INC.
By:	/s/ JACK CALLAWAY Name: Jack Callaway Title: Managing Director

June 28, 2007

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Consent of Lehman Brothers Inc.